Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (No. 333-205922) on Form S‑3 and (Nos. 333-197040, 333-199104 and 333-265266) on Form S‑8 of Bankwell Financial Group, Inc. of our report dated March 4, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Bankwell Financial Group, Inc., appearing in this Annual Report on Form 10‑K of Bankwell Financial Group, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Hartford, Connecticut
March 4, 2026